Exhibit 10.4

ASSET PURCHASE AGREEMENT

DATED AS OF

May 7, 2025

BY AND BETWEEN

beyond, inc., AS PURCHASER,

AND

kirkland’s inc., aS SELLER

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE OF THE ACQUIRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES; CONSENT OF BANK OF AMERICA		1
1.1	Purchase and Sale of the Acquired Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Certain Liabilities	2
1.4	Excluded Liabilities	2
1.5	Consent of Bank of America	3
ARTICLE II CONSIDERATION; PAYMENT; CLOSING		3
2.1	Consideration; Payment	3
2.2	Assigned Contracts.	3
2.3	Closing	3
2.4	Closing Deliveries by Seller	3
2.5	Closing Deliveries by Purchaser	4
2.6	Withholding	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		4
3.1	Incorporation and Qualification	4
3.2	Authorization of Agreement	5
3.3	Conflicts	5
3.4	Consents	5
3.5	Title to Properties	5
3.6	Contracts	5
3.7	No Litigation	6
3.8	Taxes	6
3.9	Intellectual Property	6
3.10	Brokers	7
3.11	No Additional Representations or Warranties	7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		8
4.1	Organization and Qualification	8
4.2	Authorization of Agreement	8
4.3	Conflicts; Consents	8
4.4	Brokers	8
4.5	No Litigation	8
4.6	Financial Ability; Solvency	9
4.7	No Additional Representations or Warranties	9

i

ARTICLE V COVENANTS AND AGREEMENTS		9
5.1	Conduct of Business of Seller	9
5.2	Bank of America Consent	10
5.3	Access to Information	10
5.4	Reasonable Efforts; Cooperation	10
5.5	Further Assurances	11
5.6	Chain of Title	11
5.7	Confidentiality	11
5.8	Exclusivity	13
ARTICLE VI CONDITIONS TO CLOSING		14
6.1	Conditions Precedent to the Obligations of Purchaser and Seller	14
6.2	Conditions Precedent to the Obligations of Purchaser	14
6.3	Conditions Precedent to the Obligations of Seller	14
6.4	Waiver of Conditions	15
ARTICLE VII TERMINATION		15
7.1	Termination of Agreement	15
7.2	Effect of Termination	15
ARTICLE VIII TAXES		16
8.1	Transfer Taxes	16
8.2	Cooperation	16
8.3	Preparation of Tax Returns and Payment of Taxes	16
ARTICLE IX INDEMNIFICATION		16
9.1	Survival	16
9.2	Indemnification by Seller	17
9.3	Indemnification by Purchaser	17
9.4	Notice of Claims; Direct Claims	17
9.5	Third-Party Indemnification Claims	18
9.6	Tax Treatment	18
9.7	Mitigation; Insurance	18
9.8	Exclusions of Damages; Limitation of Liability	19
ARTICLE X MISCELLANEOUS		19
10.1	Expenses	19
10.2	Notices	19
10.3	Binding Effect; Assignment	20
10.4	Amendment and Waiver	20
10.5	Third Party Beneficiaries	21

ii

10.6	Severability	21
10.7	References	21
10.8	Complete Agreement	21
10.9	Specific Performance	21
10.10	Jurisdiction and Exclusive Venue	22
10.11	Governing Law	22
10.12	Counterparts and PDF	22
10.13	Publicity	22
ARTICLE XI ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS		23
11.1	Certain Definitions.	23
11.2	Rules of Interpretation	26

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement XE "Agreement" ”), dated as of May 7, 2025 (the “Effective Date XE "Agreement Date" ”), is made by and between BEYOND, INC., a Delaware corporation (“Purchaser XE "Purchaser" ”), and KIRKLAND’S, INC., a Tennessee corporation (“Seller XE "Seller" ”). Purchaser and Seller are referred to herein individually as a “Party XE "Party" ” and together as the “Parties XE "Parties" .” Capitalized terms used herein shall have the meanings set forth herein or in Article XI.

WHEREAS, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Seller, and Seller desires to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, intending to be legally bound hereby, Purchaser and Seller hereby agree as follows.

ARTICLE I
PURCHASE AND SALE OF THE ACQUIRED ASSETS;
ASSUMPTION OF ASSUMED LIABILITIES; CONSENT OF BANK OF AMERICA

1.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser (or one or more of Purchaser’s Affiliates designated by Purchaser in writing to Seller delivered prior to Closing), and Purchaser shall (or shall cause such Affiliate designee(s) to) purchase, acquire, and accept from Seller, all of Seller’s right, title and interest in and to and under the following, free and clear of all Encumbrances, other than Permitted Encumbrances (“Acquired Assets XE "Acquired Assets" ”):

(a) the Trademarks, Trademark registrations and Trademark applications owned by Seller and its Affiliates that are comprised of or contain the element “Kirkland” or any abbreviation, translation, or derivation thereof, including those set forth on Schedule 1.1(a), together with all statutory and common law rights therein XE "Acquired Trademarks" , all registrations and applications therefor and all renewals thereof (collectively, the “Acquired Trademarks XE "Acquired Trademarks" ”), all goodwill associated with, or symbolized by, such Trademarks, and all other rights, priorities and privileges arising therefrom or pertaining thereto, throughout the world;

(b) all domain names that are comprised of or contain the element “Kirkland” or any abbreviation, translation, or derivation thereof, including those set forth on Schedule 1.1(b) (collectively, the “Acquired Domain Names” XE "Acquired Internet Assets" );

(c) the Assigned Contracts;

(d) all rights against third parties (including customers, suppliers, vendors, merchants, manufacturers and counterparties to licenses or any Assigned Contract), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds (other than Tax refunds or Tax attributes), rights of set off, rights of recovery, rights of recoupment or rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties, in each case arising out of or relating to events or circumstances occurring from and after the Closing Date with respect to any of the Acquired Assets or Assumed Liabilities;

(e) all rights to collect royalties, and all proceeds and payments in connection therewith, under or in connection with the Acquired Assets;

(f) all rights to sue and recover for past, present and future infringements, dilutions, misappropriations or other violations of the Acquired Assets; and

(g) all goodwill, payment intangibles and general intangible assets and rights associated with the Acquired Assets and the Assigned Contracts.

1.2 Excluded Assets. Other than the Acquired Assets, the Parties expressly understand and agree that Purchaser is not purchasing or acquiring, and Seller and its Affiliates shall not be deemed to sell, transfer, assign, convey or deliver, and Seller and its Affiliates shall retain all right, title and interest to, in and under any properties, rights, interests and other assets of Seller and its Affiliates, and all such other assets and properties shall be excluded from the Acquired Assets (collectively, the “Excluded Assets XE "Excluded Assets" ”).

1.3 Assumption of Certain Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser (or one or more of Purchaser’s Affiliates designated by Purchaser in writing to Seller) shall, effective as of the Closing, assume and shall pay, perform and discharge when due only the following Liabilities (collectively, the “Assumed Liabilities XE "Assumed Liabilities" ”):

(a) all Liabilities and obligations of Seller or its Affiliates under the Assigned Contracts, in each case that become due from and after, and solely to the extent relating to any fact, circumstance, occurrence, act or omission occurring on or after, the Closing; and

(b) all Liabilities arising out of the ownership or use of the Acquired Assets solely to the extent arising out of any fact, circumstance, occurrence, act or omission occurring on or after the Closing;

provided that, for clarity, in each case, Liabilities based upon breach of contract, breach of warranty, failure to perform or other similar theories discovered or asserted after the Closing Date but based upon conduct or activities of Seller or its Affiliates arising on or prior to the Closing Date shall not be Assumed Liabilities, provided further that, for the avoidance of doubt, such exclusion shall not apply to any conduct or activities of Purchaser or its Affiliates arising after the Closing Date whether or not Seller or its Affiliates engaged in similar or the same conduct or activities on or prior to the Closing.

1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, neither Purchaser nor any of its Affiliates is assuming or agreeing to pay, discharge or perform, and the Seller Parties and their respective Affiliates shall retain and be responsible for all Liabilities, including Excluded Taxes, of, and Actions against, the Seller Parties and their respective Affiliates other than the Assumed Liabilities, including all Liabilities of, and Actions against, the Seller or any of its Affiliates of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances, conduct or activities taking place prior to the Closing (all such Liabilities being referred to collectively herein as the “Excluded Liabilities XE "Excluded Liabilities" ”).

1.5 Consent of Bank of America. Without prejudice to the requirements contained in Section 2.3, concurrently with the execution and delivery of this agreement, the Seller has delivered to the Purchaser the BofA Consent whereby BofA Consents to the execution and delivery of this Agreement.

ARTICLE II
CONSIDERATION; PAYMENT; CLOSING

2.1 Consideration; Payment.

(a) The aggregate consideration (collectively, the “Purchase Price XE "Purchase Price" ”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities and (ii) a cash payment of $5,232,405.54 (the “Cash Payment XE "Cash Payment" ”).

(b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the Cash Payment. The Cash Payment shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller.

2.2 Assigned Contracts. Prior to the Closing, Purchaser will designate those of the Kirkland’s Brand Contracts that it wishes to acquire hereunder (the “Assigned Contracts”). At any time prior to the Closing, Purchaser may add or remove any Kirkland’s Brand Contracts from those designated as Assigned Contracts.

2.3 Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing XE "Closing" ”) will take place by telephone conference and electronic exchange of documents no later than five (5) Business Days following receipt of Consent to this transaction by BofA in accordance with Section 5.2 hereof (the “BofA Closing Consent”) or such other time as is agreed by the Parties in writing, subject to full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VI (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date XE "Closing Date" .” The Closing will be deemed to have occurred at 12:01 a.m. Central Time on the Closing Date.

2.4 Closing Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Purchaser:

(a) a bill of sale and assignment and assumption agreement substantially in a form and substance acceptable to Purchaser in its sole discretion (the “Assignment and Assumption Agreement XE "Assignment and Assumption Agreement" ”), duly executed by Seller;

(b) a Trademark assignment agreement in a form and substance acceptable to Purchaser in its sole discretion (the “Trademark Assignment”), duly executed by Seller;

(c) a duly completed and executed IRS Form W-9; and

(d) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller certifying that the conditions set forth in Section 6.2 have been satisfied.

2.5 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) Seller:

(a) the Cash Payment;

(b) the Assignment and Assumption Agreement, duly executed by Purchaser;

(c) the Trademark Assignment, duly executed by Purchaser; and

(d) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

2.6 Withholding. Purchaser, its Affiliates and their agents shall be entitled to deduct and withhold from any payments to be made hereunder such amounts, if any, that they are required to deduct and withhold on account of Taxes under applicable Law; provided that Purchaser shall provide Seller written notice reasonably prior to the date on which such deduction or withholding is to be made unless such deduction or withholding is the result of a failure of Seller to provide a withholding certificate requested by Purchaser with respect to the transactions contemplated hereunder. Purchaser, its Affiliates and their agents, as applicable, shall cooperate with Seller to mitigate or eliminate any such withholding to the extent permitted by applicable Law. Any amount of Tax so deducted and withheld in accordance with the previous sentence and remitted to the applicable Governmental Body shall be treated as having been paid to the Person in respect of which such deduction and withholding was made. Purchaser, the relevant Affiliates or the relevant agent shall promptly remit, or cause to be remitted, any amount deducted and withheld in accordance with this Section 2.6 to the applicable Governmental Body.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the Effective Date, that, except as set forth in the Seller Disclosure Schedules, it being acknowledged and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedules shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent from its face that such disclosure is applicable to such other sections or subsections:

3.1 Incorporation and Qualification. Seller is duly incorporated, validly existing, and in good standing under the Laws of its jurisdiction of incorporation.

3.2 Authorization of Agreement. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Seller and no other organizational proceedings on Seller’s part are necessary to authorize the execution, delivery and performance by Seller of this Agreement or the other Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements to which Seller is a party have been, or will be, duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its and their terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (collectively, the “Enforceability Exceptions”).

3.3 Conflicts. Except as set forth on Schedule 3.3, and except for the BofA Closing Consent, neither the execution and delivery by Seller of this Agreement or the other Transaction Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor performance or compliance by Seller with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing documents of Seller, (ii) materially conflict with or result in a material violation of any Law or Order applicable to Seller or the Acquired Assets, (iii) materially violate or constitute a material breach of or material default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Assigned Contract or accelerate Seller’s obligations under any such Assigned Contract, or (iv) result in the creation of any Encumbrance on any of the Acquired Assets.

3.4 Consents. Except as set forth on Schedule 3.5, and except for the BofA Closing Consent, (i) no Consents or approvals of, or notice to, any creditor or lender for borrowed money of Seller or its Affiliates is necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and thereby and (ii) the BofA Consent constitutes a binding and enforceable Consent to execute and deliver this Agreement in accordance with its terms.

3.5 Title to Properties. Except as set forth on Schedule 3.5, Seller owns all right, title, and interest in and to each item of the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.6 Contracts.

(a) Schedule 3.6(a) sets forth a true, correct and complete list of each Contract to which Seller or any of its Affiliates is a party, pursuant to which Seller or any of its Affiliates licenses or otherwise grants or permits any other Person the right to use any of the Acquired Trademarks or Acquired Domain Names, true, correct and complete copies of which have been provided to Purchaser (the “Kirkland’s Brand Contracts”).

(b) (i) Each Kirkland’s Brand Contract is in full force and effect and is valid and binding on Seller or other Seller Party that is a party thereto and, to the Knowledge of Seller, each other party thereto, (ii) Seller or any other Seller Party that is a party thereto and, to the Knowledge of Seller, any other party thereto, have performed all obligations required to be performed by it under each Kirkland’s Brand Contract in all material respects, (iii) neither Seller nor any other Seller Party that is a party thereto has received any written notice of the existence of any breach or default on the part of Seller or such other Seller Party under any Kirkland’s Brand Contract, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, that to the Knowledge of Seller will constitute a default on the part of Seller or any other Seller Party or any counterparty under such Kirkland’s Brand Contract, and (v) neither Seller nor any other Seller Party that is party thereto has not received any written notice from any Person that such Person intends to terminate, or not renew, any Kirkland’s Brand Contract; except, in each case, to the extent that the occurrence of any of the foregoing items would not be material to the value of, the rights in, use or other exploitation of the Acquired Assets, taken as a whole.

3.7 No Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened in writing, (a) against or affecting Seller that could adversely affect Seller’s performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement, or (b) with respect to any of the Acquired Assets (except as would not be material to the value of, the rights in, use or other exploitation of the Acquired Assets, taken as a whole) or any of the Assumed Liabilities. To the Knowledge of Seller, neither Seller nor any of the Acquired Assets has been or is subject to or bound by any outstanding Order that could adversely affect the Acquired Assets in any material respect.

3.8 Taxes. There are no Tax-related current audits, exams, or administrative or judicial proceedings in respect of the Acquired Assets, or written threats thereof. There are no Encumbrances on the Acquired Assets for unpaid Taxes, other than Encumbrances arising by operation of Law for Taxes not yet due and payable and which would not be material to the Acquired Assets.

3.9 Intellectual Property.

(a) Schedule 3.9(a) sets forth a true, correct and complete list of all Trademark registrations and applications included in the Acquired Trademarks and all domain names included in the Acquired Domain Names (the “Registered IP XE "Registered IP" ”), and lists for each item of Registered IP, as applicable: (i) the owner(s) thereof (and, for each Acquired Internet Asset, as applicable, the registrant, registrar and account holder); (ii) the jurisdiction where such item was registered or filed; (iii) the registration and application dates; and (iv) the registration and application numbers. To the Knowledge of Seller, no item of Registered IP is involved in any opposition, cancellation, invalidity, nullity, expungement, re-examination, concurrent use, UDRP or other similar proceedings, or any other Action or litigation.

(b) To the Knowledge of Seller, all Registered IP that is issued, granted or registered is valid, enforceable and in full force and effect in all material respects and all Registered IP that is the subject of an application for registration is subsisting in all material respects.

(c) Except as set forth on Schedule 3.9(c), Seller owns all of the rights, title, and interest in and to all of the Acquired Trademarks and the Acquired Domain Names, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(d) Except as set forth on Schedule 3.9(d), no Actions are pending or threatened against Seller or any of its Affiliates, and neither Seller nor any of its Affiliates has received any written notice or claim in the past three (3) years, (i) challenging the validity, enforceability, use, right to use, ownership, registration, or scope of any of the Acquired Trademarks or the Acquired Domain Names, or (ii) alleging that the use of the Acquired Trademarks or the Acquired Domain Names is infringing, diluting, misappropriating or otherwise violating the Trademark or other intellectual property rights of any Person. None of the Acquired Trademarks or Acquired Domain Names is the subject of any consent or Order of or by any Governmental Body, arbitrator or arbitration panel restricting Seller’s rights in and to such Acquired Assets or affecting the validity, enforceability, use, right to use, ownership, registration, or scope, as applicable, of any such Acquired Asset or triggering any payment obligations with respect to any such Acquired Assets.

(e) To the Knowledge of Seller, during the past three (3) years, no Person has infringed, diluted, misappropriated, or otherwise violated the rights of Seller or any of its Affiliates with respect to any of the Acquired Trademarks or the Acquired Domain Names. No Actions are pending, or threatened by Seller or any of its Affiliates during the past three (3) years, asserting that any Person has infringed, misappropriated, diluted, or otherwise violated any rights of Seller or any of its Affiliates with respect to the Acquired Trademarks or the Acquired Domain Names.

(f) Except as set forth on Schedule 3.9(f), Seller has not granted to any Person (i) any exclusive license or other rights in or to any of the Acquired Trademarks or the Acquired Domain Names, or (ii) any express, formal waiver of rights with respect to, or covenant not to assert or enforce, any of the Acquired Trademarks. To the Knowledge of Seller, except as set forth on Schedule 3.9(f)(ii), there exists no Contract that imposes any Encumbrance, material restriction or other limitation on the use, enforcement or other exploitation of any Acquired Assets or grants any third party any exclusivity under or royalty right under any of the Acquired Assets; in either case that would be material to the value of, the rights in, use or other exploitation of the Acquired Assets.

(g) Except as set forth on Schedule 3.9(f),Seller has not granted any licenses, rights, options, interests or Encumbrances to any Person in, or with respect to, any of the Acquired Assets.

3.10 Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement.

3.11 No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement), Purchaser acknowledges that neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller, the Acquired Assets, Assumed Liabilities or with respect to any other information provided or made available to Seller, its Affiliates, or its or their Advisors in connection with the transactions contemplated by the Transaction Agreements, and Seller hereby disclaims any and all other representations and warranties, whether express or implied, including warranties of non-infringement, fitness for a particular purpose, or merchantability in connection with the Acquired Assets. The foregoing shall not apply to any representations and warranties of Seller contained in this Agreement or otherwise that are or have been Fraudulently made by Seller and further, none of the provisions set forth in this Agreement, including the provisions set forth in this Section 3.11, shall be deemed a waiver by Purchaser of any right or remedy which Purchaser may have at Law or in equity based on Fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1 Organization and Qualification. Purchaser is duly incorporated, validly existing, and in good standing under the Laws of its jurisdiction of incorporation.

4.2 Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and each other Transaction Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Conflicts; Consents. Neither the execution nor delivery by Purchaser of this Agreement or the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby, conflicts with or will conflict with, or constitutes or results, or will constitute or result, in any default, breach or violation of (a) any applicable Laws or (b) any provision of Purchaser’s articles or certificate of organization or association, operating agreement, bylaws or other organizational documents (or applicable international operative documents).

4.4 Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement.

4.5 No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened, against or affecting Purchaser that will adversely affect Purchaser’s performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.6 Financial Ability; Solvency. Purchaser is able to pay its debts as they become due and has as of the Effective Date and will have at the Closing, sufficient immediately available funds and the financial ability to pay the Cash Payment.

4.7 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, Seller acknowledges that neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Seller by Purchaser. The foregoing shall not apply to any representations and warranties of Purchaser contained in this Agreement or otherwise that are or have been Fraudulently made by Purchaser and further, none of the provisions set forth in this Agreement, including the provisions set forth in this Section 4.7, shall be deemed a waiver by Seller of any right or remedy which Seller may have at Law or in equity based on Fraud.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1 Conduct of Business of Seller.

(a) Except (1) as required by applicable Law, Order or a Governmental Body, (2) as expressly contemplated, required or permitted by this Agreement, (3) to the extent related to an Excluded Asset or an Excluded Liability or (4) as set forth on Schedule 5.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VII), unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each of its Affiliates to:

(i) not sell, lease, license, transfer or otherwise dispose of to any Person, in a single transaction or series of related transactions, any of the Acquired Assets;

(ii) not grant, permit or allow any Encumbrance on any of the Acquired Assets, other than Encumbrances arising in favor of (A) BofA pursuant to the BofA Credit Agreement or (B) Purchaser;

(iii) preserve and maintain, and not abandon, relinquish, allow to lapse, fail to renew, or otherwise dispose of, any of the Acquired Trademarks or Acquired Domain Names;

(iv) perform all of its or their obligations under the Assigned Contracts;

(v) not settle any pending or threatened Action that could adversely impact any Acquired Asset in any material respect;

(vi) not allow to lapse, terminate, waive any right, requirement or obligation under, amend or modify any of the Assigned Contracts in any material respect;

(vii) not grant any exclusive license or other rights, interest or option to any Person with respect to any of the Acquired Assets; or

(viii) not authorize any of, or commit or agree, in writing or otherwise, to take any of, the actions set forth in clauses (i) through (vii) above.

(b) Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct Seller’s operations or business prior to the Closing, and nothing contained in this Agreement is intended to give Seller, directly or indirectly, the right to control or direct Purchaser’s operations.

5.2 Bank of America Consent and Release. From and after the Effective Date, the Parties shall cooperate with each other and use their reasonable best efforts to obtain (i) the Consent of BofA to the assignment of the Acquired Assets by Seller to Purchaser and to the consummation of any other applicable transactions contemplated by this Agreement and (ii) a duly executed release of all of BofA’s Encumbrances on the Acquired Assets, in each case, in form and substance acceptable to the Purchaser in its sole discretion. In the event that Seller obtains BofA’s Consent, Seller shall immediately notify Purchaser.

5.3 Access to Information. From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VII), Seller and its Affiliates (in its discretion) will provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours to such information regarding the Acquired Assets and the Assumed Liabilities as is possessed and reasonably accessible to Seller, and reasonably necessary in order to consummate the transactions contemplated by this Agreement; provided that (i) such access does not unreasonably interfere with the normal operations of Seller or its Affiliates, (ii) such access will occur in such a manner as Seller and its Affiliates reasonably determine to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (iii) nothing herein will require Seller or its Affiliates to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would cause significant competitive harm to Seller and its Affiliates if the transactions contemplated by this Agreement are not consummated, (B) would require Seller to disclose any financial or proprietary information of or regarding the Affiliates of Seller or otherwise disclose information regarding the Affiliates of Seller that Seller deems to be commercially sensitive, (C) would waive any legal privilege or (D) would be in violation of applicable Laws or the provisions of any agreement to which Seller is bound or would violate any fiduciary duty.

The information provided pursuant to this Section 5.3 will be used solely for the purpose of consummating the Transaction Agreements contemplated hereby and will be governed by all the terms and conditions of this Agreement.

5.4 Reasonable Efforts; Cooperation. Subject to the other terms of this Agreement, each Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary to cause the transactions contemplated herein to be effected as soon as practicable in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder.

5.5 Further Assurances. From time to time, as and when requested by Purchaser and at Purchaser’s expense, Seller will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as Purchaser may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. With respect to each of the domain names included in the Acquired Assets, from and after the Closing, Seller shall promptly carry out the transfer procedures, and execute any additional transfer documents, required by any applicable registrars and, no later than ten (10) Business Days following the Closing Date, shall unlock all such domain names and provide Purchaser with such authorization codes, credentials and other access information, and shall promptly thereafter take all such actions, necessary to complete the transfer of such domain names to the domain name registrar of Purchaser’s choice and to transfer to Purchaser (or its designee) all rights in, and control over, such domain names. From and after the Closing, except as expressly agreed to by the Parties in writing, Seller shall not, and shall cause its Affiliates not to, adopt, use, attempt to register or register any Trademarks (including as part of any company name, fictitious name, domain name or social media tag, handle, identifier, metatag or similar) anywhere in the world that are identical to or contain, or that are confusingly similar to or a colorable imitation of, the Acquired Trademarks (or any logos or designs of or associated with such Trademarks prior to the Closing Date) including translations, transliterations or foreign equivalent thereof, on or in connection with any products or services.

5.6 Chain of Title. Following the Closing, at Purchaser’s request, Seller shall, without additional consideration but at Purchaser’s reasonable expense, reasonably cooperate with Purchaser and shall promptly take such further action and execute such further documents, as Purchaser may reasonably request, to effect and record any chain of title updates as may be required for any of the Acquired Trademarks with any applicable trademark office from any prior owner to Seller and to effect and record the assignments contemplated under this Agreement and the Transaction Agreements and vest in Purchaser (or its designee) all of Seller’s right, title and interest in and to the Acquired Assets. From and after the Closing, if Seller becomes aware of any Trademarks, domain names, documents or materials held by Seller or any of its Affiliates, in each case, that constitute Acquired Assets but were not expressly conveyed to Purchaser, Seller shall notify Purchaser thereof as promptly as practicable and, at Purchaser’s request, shall assign, convey, transfer and deliver such items to Purchaser or Purchaser’s designated Affiliate for no additional consideration on an “as is” basis.

5.7 Confidentiality.

(a) From and after the Effective Date, all Confidential Information provided by one Party (or its Advisors or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Advisors or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 5.7. As used in this Section 5.7, “Confidential

Information” means (1) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement or any Transaction Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates, and (2) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (1). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv) is subsequently disclosed to the Receiving Party by a third party without obligations of confidentiality with respect thereto; or

(v) is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Confidential Information.

(b) [Reserved].

(c) From and after the Closing, (i) all Confidential Information obtained by Seller (or any Seller Party) from Purchaser (or any member of Purchaser Group) constituting the Acquired Assets, and (ii) all Confidential Information relating exclusively to the Acquired Assets and the Assumed Liabilities (collectively, the “Purchaser Confidential Information”), shall be deemed to be Confidential Information disclosed by Purchaser to Seller (or any Seller Party) for purposes of this Section 5.7 without regard to Section 5.7(a)(i) and during the period from the Closing through the fifth anniversary of the Closing Date (the “Confidentiality Period”) shall be used by Seller (or any Seller Party) solely as required to (A) perform their respective obligations or exercise or enforce their respective rights under this Agreement or any Transaction Agreement, or (B) comply with applicable Law or its respective regulatory, stock exchange, Tax or financing reporting requirements (each of (A) and (B), a “Seller Permitted Purpose”). Until the expiration of the Confidentiality Period, Seller shall not disclose, or permit the disclosure of, any of the Purchaser Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and who are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 5.7. Seller shall treat, and will cause all Seller Parties to treat, the Purchaser Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure. Seller shall be responsible for any use or disclosure of Purchaser Confidential Information by any Seller Party that would breach this Section 5.7 if such Seller Party was a party hereto.

(d) In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information, it will notify the other Party in a timely manner so that such Party may seek a protective Order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without Liability hereunder, provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

(e) Nothing in this Section 5.7 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Transaction Agreement in any manner which it reasonably deems appropriate.

5.8 Exclusivity.

(a) During the period from the Effective Date and continuing until the earlier of the termination of this Agreement pursuant to Article VII and the Closing, Seller agrees that it shall not, and that it shall cause each Seller Party not to, directly or indirectly:

(i) initiate, encourage, entertain, solicit, discuss or negotiate, any inquiry, proposal or offer (written or oral) from any Person other than Purchaser that could reasonably be expected to lead to, or the making, announcement, submission or the completion of, an Acquisition Proposal;

(ii) participate or engage in or continue any discussions or negotiations with, or furnish or disclose any non-public information relating to the Acquired Assets, or otherwise cooperate with, knowingly facilitate or knowingly assist, any Person in connection with an Acquisition Proposal;

(iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal or pursuant to which Purchaser or the Seller Parties may be required to delay, abandon, terminate or fail to consummate the transactions contemplated by this Agreement and the other Transaction Agreements;

(iv) submit an Acquisition Proposal to the board of directors of any Seller Party or any shareholder of any Seller Party; or

(v) resolve, propose or agree to do any of the foregoing.

(b) Seller shall, and shall cause each Seller Party to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than a member of Purchaser Group) that has made or indicated an intention to make an Acquisition Proposal. If any

Seller Party takes any action that the Seller is obligated by this Section 5.8(b) not to take, the Seller shall be deemed to have breached this Section 5.8(b).

(c) Seller shall, and shall cause each Seller Party to, notify Purchaser promptly (and in any event within 24 hours) upon receipt by any Seller Party of (i) any Acquisition Proposal, indication by any Person that it is considering making an Acquisition Proposal or amendment or modification to an Acquisition Proposal, (ii) any request for non-public information relating to the Acquired Assets other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, which notice shall include the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request).

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions Precedent to the Obligations of Purchaser and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller and Purchaser) on or prior to the Closing Date, of the following condition: no court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement that is still in effect.

6.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) (i) the representations and warranties made by Seller in ARTICLE III (other than the Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure to be true and correct (without regard to any qualification as to materiality included therein); except, in each case, as has not had and would not reasonably be expected to have a Material Adverse Effect, and (ii) the Fundamental Representations made by Seller in ARTICLE III shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specified date need be true and correct only as of such date;

(b) Seller or any other Seller Party shall not have breached any covenant required to be performed or complied with by Seller or any other Seller Party under this Agreement on or prior to the Closing in any material respect; and

(c) Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.4.

6.3 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specified date need be true and correct only as of such date; and

(b) Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 2.5.

6.4 Waiver of Conditions. A Party may not rely on the failure of any condition set forth in this Article VI, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII
TERMINATION

7.1 Termination of Agreement. This Agreement may be terminated only in accordance with this Section 7.1. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser in the event the Closing has not occurred on or prior to December 31, 2030;

(c) by written notice of either Purchaser or Seller, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 7.1(b) if the issuance of such Order was caused by such Party’s failure to perform any of its obligations under this Agreement;

(d) by written notice from Seller to Purchaser if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section 2.3; and

(e) by written notice from Purchaser to Seller if all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Seller fails to complete the Closing at the time required by Section 2.3.

The right to terminate this Agreement under this Section 7.1 shall not be available to a Party if such Party’s willful breach or failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the failure of the Closing to have occurred at the time required by Section 2.3.

7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and no Party or any of its Affiliates, partners, officers, directors, managers or equity holders will have any Liability under this Agreement; except (a) as set forth in Section 5.7, and Article VII; and (b) that nothing herein shall relieve any Party hereto from Liability for any Fraud or Willful Breach of any provision hereof.

ARTICLE VIII
TAXES

8.1 Transfer Taxes. Any sales, use, transfer, franchise, deed, fixed asset, value added, harmonized sales, goods and services, stamp, documentary stamp, stamp duty or other Tax or recording charges imposed in connection with the transfer of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (the “Transfer Taxes XE "Transfer Taxes" ”) shall be borne one-half (50%) by Purchaser and one-half (50%) by Seller. The Party primarily obligated under applicable Law to pay a Transfer Tax shall timely pay such Transfer Tax and prepare and timely file all Tax Returns or other documents required to be filed with respect to such Transfer Tax. Purchaser and Seller shall promptly reimburse the other Party for any Transfer Taxes that are paid by such other Party but for which Purchaser or Seller is responsible pursuant to this Section 8.1. Purchaser and Seller shall reasonably cooperate to prepare and timely file, or cause to be prepared and timely filed, at their shared expense, all Tax Returns and other documentation that are required to be filed with respect to Transfer Taxes.

8.2 Cooperation. Purchaser and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding in connection with Taxes in respect of the Acquired Assets or the Assumed Liabilities.

8.3 Preparation of Tax Returns and Payment of Taxes.

(a) Except as otherwise provided by Section 8.1, Seller shall prepare and timely file (i) all Tax Returns with respect to the Acquired Assets for any Tax period ending on or before the Closing Date and (ii) all income Tax Returns of Seller.

(b) Except as otherwise provided by Section 8.1, Purchaser shall prepare and timely file all Tax Returns with respect to the Acquired Assets for any Tax period ending after the Closing Date. Purchaser shall be responsible for paying any Taxes reflected on any Tax Return that Purchaser is obligated to prepare and file under this Section 8.3(b).

ARTICLE IX
INDEMNIFICATION

9.1 Survival. Unless otherwise provided herein, the representations and warranties of Seller in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization of Agreement), and Section 3.5 (Title to Properties) and the first sentence of Section 3.9(f) (the “Fundamental Representations”) shall survive the Closing for a period of three (3) years from the Closing Date. The other representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date. The covenants and other agreements in this Agreement that by their terms contemplate performance or compliance following the Closing shall survive the Closing in accordance with their terms, after which such covenants shall terminate. Notwithstanding anything contrary in this Section 9.1, any representation, warranty, covenant or other agreement that would otherwise terminate in accordance with this Section 9.1 will continue to survive if an Indemnification Notice or notice of a Third-Party Indemnification Claim (as applicable) shall have been timely given in accordance with this ARTICLE IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this ARTICLE IX.

9.2 Indemnification by Seller. Seller shall indemnify and hold Purchaser harmless and any member of Purchaser Group (the “Purchaser Indemnitees”) for any and all Losses based upon, arising out of, related to, resulting from or caused by (a) any breach of or inaccuracy in any of the representations or warranties of Seller in this Agreement ((i) as of the Effective Date or (ii) as of the Closing Date as though all such representations and warranties were made on and as of the Closing Date) or the other Transaction Agreements, (b) any material breach of or failure to perform or comply with any covenant or agreement of Seller (or any Seller Party) in this Agreement or the other Transaction Agreements, (c) any Excluded Asset or Excluded Liability (including any failure of Seller to pay, perform or discharge any Excluded Liability), or (d) Fraud or Willful Breach.

9.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and each Seller Party (the “Seller Indemnitees”) for any and all Losses based upon, arising out of, related to, resulting from or caused by (a) any breach of or inaccuracy in any of the representations or warranties of Purchaser in this Agreement or the other Transaction Agreements, (b) any material breach of or failure to perform or comply with any covenant or agreement of Purchaser (or any member of Purchaser Group) in this Agreement or the other Transaction Agreements, (c) any Assumed Liability (including any failure of Purchaser to pay, perform or discharge any Assumed Liability), or (d) Fraud or Willful Breach.

9.4 Notice of Claims; Direct Claims.

(a) With respect to any claim for indemnification (an “Indemnification Claim”) by a Purchaser Indemnitee or a Seller Indemnitee in accordance with this Article IX (the “Indemnified Party”), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) thereof (the “Indemnification Notice”); provided that the failure to give prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement. Such Indemnification Notice shall specify with reasonable particularity (to the extent that the information is available) the factual basis for the Indemnification Claim and the amount of the Indemnification Claim, if known or estimable.

(b) After receipt of any Indemnification Notice with respect to a claim for indemnification by an Indemnified Party on account of Losses other than in connection with a Third-Party Indemnification Claim, the Indemnifying Party shall have forty-five (45) days to respond in writing to the Indemnified Party. If the Indemnifying Party does not so respond within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have accepted the Indemnification Claim set forth in the Indemnification Notice, in which case the Indemnifying Party shall promptly deliver to the Indemnified Party an amount equal to the Losses set forth in such Indemnification Notice.

(c) In the event that the Indemnifying Party objects in writing to any claim or claims made in such Indemnification Notice, the amount of Losses to which the Indemnified Party shall be entitled in respect of such Indemnification Notice, the Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and if such agreement can be reached, shall enter into a written agreement expressly stating that it is an agreement made pursuant to this Section 9.4(c). If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an objection notice, either Party may bring an Action in accordance with the terms of Section 10.10 to resolve the matter.

9.5 Third-Party Indemnification Claims.

(a) If an Indemnification Claim arises as a result of a claim by a third-party Person against an Indemnified Party (a “Third-Party Indemnification Claim”), the Indemnified Party shall have the right to elect to control the negotiation, settlement and defense of the Third-Party Indemnification Claim through counsel of its choice (with the fees and expenses of the Indemnified Party’s counsel to be paid by the Indemnifying Party). The election of the Indemnified Party to assume such control shall be made within thirty (30) days following delivery of notice of the Third-Party Indemnification Claim.

(b) If the Indemnified Party timely elects to assume such control, the Indemnifying Party shall have the right to be informed with respect to the negotiation, settlement or defenses of such Third-Party Indemnification Claim and to retain counsel to act on its behalf, but the fees and disbursements of the Indemnifying Party’s counsel shall be paid by the Indemnifying Party.

(c) Whether or not the Indemnified Party assumes control of the negotiation, settlement or defense of any Third-Party Indemnification Claim, unless such settlement (i) does not involve any finding or admission of any violation of Law or of any rights of any Person, (ii) provides for no material obligations of the Indemnified Party other than monetary damages or other monetary payments and (iii) completely, finally and unconditionally releases the Indemnified Party and the Acquired Assets in connection with such Third-Party Indemnification Claim, in each case to be paid in full by the Indemnifying Party, the Indemnifying Party shall not settle any Third-Party Indemnification Claim without the prior written consent of the Indemnified Party.

(d) The Indemnified Party and the Indemnifying Party shall cooperate with each other with respect to the defense of any Third-Party Indemnification Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

9.6 Tax Treatment. All amounts received by Purchaser as indemnification pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Purchase Price payable hereunder, unless otherwise required by applicable Law.

9.7 Mitigation; Insurance. Each Party shall and shall cause its applicable Affiliates to take reasonable steps to mitigate their respective Losses to the extent required by applicable Law upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder, provided that such mitigation efforts, to the extent relating to an Indemnification Claim, shall themselves be deemed to be indemnifiable Losses. All Losses shall be net of any amounts actually recovered under insurance policies or other sources.

9.8 Exclusions of Damages; Limitation of Liability; Sole Remedy.

(a) EXCEPT FOR SUCH PARTY’S WILLFUL MISCONDUCT OR FRAUD, NO PARTY SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR ANY SPECIAL, ENHANCED, EXEMPLARY, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 9.8(A) SHALL PRECLUDE ANY RECOVERY BY AN INDEMNIFIED PARTY AGAINST AN INDEMNIFYING PARTY FOR A THIRD-PARTY INDEMNIFICATION CLAIM HEREUNDER.

(b) Except with respect to Indemnification Claims arising from Fraud or Willful Breach, the maximum aggregate amount of indemnifiable Losses payable by Seller under Section 9.2(a) (i) in respect of all Indemnification Claims made thereunder (other than claims made pursuant to Section 9.2(a) for breach of a Fundamental Representation) shall not exceed $750,000, and (ii) in respect of all Indemnification Claims made thereunder for breach of a Fundamental Representation shall not exceed, in the aggregate, the Cash Payment. The cumulative indemnification obligation of Seller under Section 9.2(a) and 9.2(b) shall in no event exceed the Cash Payment.

(c) Other than with respect to non-monetary specific performance or other non-monetary equitable relief, the indemnification under and subject to the terms and conditions of this Article IX shall be the sole and exclusive means of recovery by any Party against any other party hereto for any claim for any inaccuracy, breach, or alleged breach, of the representations, warranties, agreements or covenants under this Agreement; provided, however, that neither Party shall be deemed to have waived any rights, claims, causes of action or remedies, and none of the limitations set forth herein shall limit any recovery related thereto, in the case of a Party’s Fraud or Willful Breach or such rights, claims, causes of action or remedies that may not be waived under Law.

ARTICLE X
MISCELLANEOUS

10.1 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses.

10.2 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (having obtained electronic delivery confirmation thereof), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser:

Beyond, Inc.

433 W Ascension Way Suite 300

Murray, UT 84123

Attention: Melissa Smith, General Counsel and Corporate Secretary

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn: Zachary Judd

Email: zachary.judd@lw.com

Notices to Seller:

Kirkland’s, Inc.

5310 Maryland Way

Brentwood, Tennessee 37027

Attn: Amy Sullivan, President, Chief Executive Officer

W. Michael Madden, Executive Vice President and Chief Financial Officer

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

21 Platform Way South, Suite 3500
Nashville, TN 37203

Nashville, Tennessee 37201

Attention: John Fuller

Email: jfuller@bassberry.com

10.3 Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and Seller and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns; provided however, that Purchaser may assign this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates and shall provide prompt written notice thereof to Seller, provided that such assignment shall not relieve Purchaser of its obligations hereunder. For the avoidance of doubt, the Parties acknowledge that, following the Closing, Purchaser will have the unrestricted right to further assign the Acquired Assets and Assumed Liabilities to any other Person in any manner that it may deem fit.

10.4 Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Seller or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

10.5 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

10.7 References. Except as otherwise indicated, all references to “Sections,” “Schedules,” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively. All references to “this Agreement” in this Agreement or to “the Agreement” in the Schedules to this Agreement shall be deemed to include all Schedules to this Agreement. Any Contract or statute defined or referred to in this Agreement or in any Schedule means such Contract or statute, in each case as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or Consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract defined or referred to in this Agreement or in any Schedule shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement or in any Schedule shall include all rules and regulations promulgated thereunder.

10.8 Complete Agreement. This Agreement and Schedules hereto, and the other Transaction Agreements, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement.

10.9 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled at Law or in equity. For the avoidance of doubt, in no event shall the exercise of Seller’s right to seek specific performance pursuant to this Section 10.9 reduce, restrict or otherwise limit Seller’s right to terminate this Agreement pursuant to Section 7.1.

10.10 Jurisdiction and Exclusive Venue. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.11 Governing Law. This Agreement and any dispute arising out of or relating to this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable without regards to conflicts of Law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

10.12 Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed by electronic signature (including Docusign) and in multiple counterparts, each of which shall constitute an original and all of which, when taken together shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or in electronic signature format (including Docusign) shall be sufficient to bind the Parties to the terms of this Agreement.

10.13 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, except as may be required by Law or stock exchange rules or regulations (in which case the Parties will endeavor to allow the other Party to comment on such release or statement to the extent practicable). If either of Seller or Purchaser, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction Agreements, must be publicly filed with a Governmental Body, then Seller or Purchaser, as applicable, prior to making any such filing, shall, subject to applicable Law, provide the other Party and its counsel with a redacted version of this Agreement (and any other Transaction Agreement) which it intends to file, and will give due consideration to any comments provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Body of those sections specified by the other Party or its counsel for redaction and confidentiality. At any time following the issuance of an initial press release that was publicized in accordance with this Section 10.13, any Party, its Affiliates and representatives, shall be permitted to make any internal or public announcements regarding this Agreement, and the other transactions contemplated hereby without the prior written consent of any other Parties, to the extent such announcements are consistent with such initial press release or other prior disclosures approved in accordance with this Section 10.13. Notwithstanding any other provision of this Agreement, the requirements of this Section 10.13 shall not apply to any disclosure of Seller or Purchaser of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement, the Transaction Agreements, or the transactions contemplated hereby or thereby.

ARTICLE XI
ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

11.1 Certain Definitions.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and the Transaction Agreements, any offer, proposal or inquiry relating to, or any Person’s indication of interest in (a) the sale, license, disposition or acquisition of all or any material portion of the Acquired Assets or (b) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, or materially dilute the benefits of any such transaction to Purchaser.

“Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, summons, suit, litigation, arbitration, third-party mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, dispute, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in Contract or tort, or whether at Law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, tribunal or arbitrator.

“Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“BofA Consent” means BofA’s consent to the execution and delivery of this Agreement by the parties hereto pursuant to that certain Third Amendment to BofA Credit Agreement, dated as of the date hereof.

“BofA Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 31, 2023, by and among BofA, the Seller and the other persons party thereto, as amended.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any contract, indenture, note, bond, lease, sublease, mortgage, guarantee, or other agreement that is binding upon a Person or its property, in each case, other than a purchase order, service order, or sales order.

“Encumbrance” means any lien, encumbrance, claim, charge, mortgage, deed of trust, license, covenants not to sue, right of first refusal, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.

“Excluded Taxes” means, except as provided under Section 8.1, (i) any Taxes in respect of the Acquired Assets relating to (1) any taxable period ending on or before the Closing Date or (2) for any taxable period including, but not ending, on the Closing Date, the portion thereof ending on the Closing Date (provided that any ad valorem Taxes in respect of the Acquired Assets relating to such a period shall be apportioned on a per diem basis); (ii) any other Taxes of the Seller or any of its Affiliates for any taxable period; and (iii) any Liability of the Seller or any of its Affiliates for Taxes of any Person that is imposed on an affiliated, group, consolidated, unitary, combined or similar basis.

“Fraud” means actual common law fraud (with scienter) as provided for under the Laws of the State of Delaware. “Fraudulent” has the correlative meaning.

“Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction and any domain name registrar and social media platform.

“Knowledge of Seller” or words of like import means the actual knowledge following reasonable inquiry of any executive officer of Seller.

“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, Order, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Losses” means, with respect to any Person, any and all Liabilities against, suffered by or affecting such Person, including Liabilities incurred in connection with investigating, defending, asserting or otherwise enforcing any Indemnification Claim (whether or not involving a Third-Party Indemnification Claim and including attorneys’ and other professional fees and expenses).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect” and, collectively, “Effects”) that (x) individually or in the aggregate, has, or could reasonably be expected to have, a material adverse effect on (A) the financial condition or results of operations of Seller or (B) the value of, the rights in, use or other exploitation of the Acquired Assets, taken as a whole or (y) could reasonably be expected to prevent or materially impair or delay the ability of Seller to consummate or perform its obligations under the Transaction Agreements; provided, that solely for the purposes of clause (x), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) Effects arising from or relating to general business or economic conditions, whether or not affecting the industries in which the Acquired Assets relate; (b) Effects arising from or relating to national or international political or social conditions, including the engagement by the United States or any other country in hostilities, or the escalation thereof, and the occurrence of any military or terrorist attack (including any cyberattack or cyberterrorism) on the United States or any other country or jurisdiction; (c) Effects arising from or relating to any changes in financial, banking, securities, or commodities markets, including any disruptions thereof and any changes in any prices therein; (d) changes in, or changes in interpretations of, GAAP or other applicable accounting rules, regulations, or pronouncements, and any Effects to the extent arising therefrom or related thereto; (e) changes in, or changes in interpretations of, applicable Law after the date hereof; (f) the announcement or pendency of the transactions contemplated herein, and any Effects arising therefrom or related thereto; (g) any action specifically taken or omitted to be taken in compliance with this Agreement by any Person, and any Effects arising therefrom; and (h) Effects arising from or relating to any violation or breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement; except to the extent, in the case of the foregoing clauses (a) through (d), such Effects referred to therein have a disproportionate impact (i) on Seller’s business, taken as a whole, relative to the industry in which Seller’s business competes or (ii) on the value of, the rights in, use or other exploitation of the Acquired Assets; provided, that the Effects set forth in the foregoing clauses (a) through (h) shall only be taken into account in determining whether there has been a Material Adverse Effect solely to the extent that such Effects arise from or relate to the subject matter of such clauses, as applicable.

“Order” means any order, injunction, judgment, decree, ruling, stipulation, writ, assessment or arbitration award issued, or entered by or with a Governmental Body.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) Encumbrances listed in Schedule 11.1(b), and (iii) Encumbrances (other than Encumbrances with respect to any Trademarks included in the Acquired Assets), in each case, the existence of which has not materially impaired and is not reasonably likely to materially impair the value of, the rights in, use or other exploitation of the Acquired Assets.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.

“Purchaser Group” means Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and Advisors.

“Seller Disclosure Schedule” means the disclosure Schedule of Seller delivered to Purchaser in connection herewith and in a form and substance acceptable to Purchaser in its sole discretion.

“Seller Parties” means Seller and its Affiliates and each of their respective officers, directors, employees, agents and Advisors.

“Tax” or “Taxes” means any U.S. federal, state or local, and any non-U.S. or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem, personal or real property, stamp, stamp duty, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty or addition thereto, and any penalty for the failure to file any Tax Return in a timely, correct or complete manner.

“Tax Return” means any return, claim for refund, voucher, report, statement or information return relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

“Trademarks” means any and all trademarks, service marks, trade dress, logos, trade names, corporate names, and other identifiers of source or quality, together with all goodwill associated with or symbolized by each of the foregoing, and all registrations and applications therefor and all renewals thereof.

“Transaction Agreements” means this Agreement, the Assignment and Assumption Agreement, the Trademark Assignment, and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Willful Breach” shall mean a deliberate act or a deliberate failure to act regardless of whether breaching was the conscious object of the act or failure to act.

11.2 Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d) The words “to the extent” shall mean “the degree by which” and not simply “if.”

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(f) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g) The word “will” will be construed to have the same meaning and effect as the word “shall.” The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(i) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(j) Any document or item will be deemed “delivered,” “provided” or “made available” by Seller, within the meaning of this Agreement if such document or item is (i) included in the dataroom, (ii) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (iii) made available upon request, including at Seller’s offices.

(k) Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(l) Any reference to any particular Tax code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Tax code section or Law, the reference to such Tax code section or Law means such Tax code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(m) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement.

(n) A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(o) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.

(p) The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

BEYOND, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman

SELLER:

KIRKLAND’S, INC.

By:	/s/ W. Michael Madden
Name:	W. Michael Madden
Title:	Executive Vice President and Chief Financial Officer